                                                                    Exhibit 99.4

                     VASCO DATA SECURITY INTERNATIONAL, INC.
                        UNAUDITED CONSOLIDATED PRO FORMA
                              FINANCIAL STATEMENTS
                (Amounts in thousands, except per share amounts)

    The Unaudited Consolidated Pro Forma Statement of Operations combines the historical consolidated statements of operations of VASCO Data Security International, Inc. ("VASCO") and AOS-Hagenuk B.V. ("A.O.S.") as if the merger had occurred on January 1, 2004. The Unaudited Consolidated Pro Forma Balance Sheet combines the historical consolidated balance sheet of VASCO and the historical consolidated balance sheet of A.O.S., giving effect to the merger as if it had occurred on December 31, 2004. VASCO has adjusted the historical consolidated financial information to account for pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

    On February 4, 2005, pursuant to a Share Sale and Purchase Agreement (the "Purchase Agreement") by and among VASCO, A.O.S. Holding B.V. ("Seller"), Filipan Beheer B.V. ("Guarantor"), Mr. Mladen Filipan ("Surety") and Pijnenburg Beheer N.V. ("Guarantor"), VASCO completed its acquisition of 100% of the issued share capital of A.O.S., a private limited liability company organized and existing under the laws of the Netherlands.

    The base purchase price paid to the Seller for the acquisition was EUR 5,000, of which EUR 3,750 was paid in cash ("Consideration Cash") and the remainder of which was paid in VASCO common stock ("Consideration Shares"). The Consideration Shares will be held in escrow for the benefit of the Seller for a period of twelve (12) months, pursuant to the terms of an Escrow Agreement. Twelve (12) months after the Closing Date and five days prior to the expiration of the Escrow Agreement (the "Re-measurement Date") the value of the Consideration Shares will be re-measured as of the Re-measurement Date by reference to the average closing price of VASCO's common stock during a period of thirty (30) trading days prior to the Re-measurement Date less five percent (5%) (the "Final Value'). If: (a) the Final Value is 90% or greater, then there shall be no adjustment of the amount of Closing Consideration Shares; (b) the Final Value is 80% or greater but less than 90% of the initial value then the amount of Consideration Shares shall be increased to the number of Consideration Shares multiplied by a fraction consisting of the initial value divided by the Final Value; (c) the Final Value is less than 80% of the initial value then the amount of Consideration Shares shall be increased to the number of Closing Shares multiplied by 1.25. Six (6) months after closing, the Seller shall have the right to pay EUR 1,250 into the escrow account against release of the Consideration Shares, pursuant to the terms set forth in the Purchase Agreement. In addition to the base purchase price, a variable amount related to the gross profits collected on the sales of certain equipment will be paid to the Seller over a period of two (2) years following the closing, pursuant to the terms of the Purchase Agreement.

    The following Unaudited Consolidated Pro Forma financial information gives effect to VASCO's acquisition of A.O.S. as if the transaction had occurred on December 31, 2004 for purposes of the Unaudited Consolidated Pro Forma Balance Sheet, and as of January 1, 2004 for purposes of the Unaudited Consolidated Pro Forma Statement of Operations. The acquisition of A.O.S. will be recorded using the purchase method of accounting. The following unaudited consolidated pro forma financial statements are based on the historical statements of VASCO and A.O.S. during the periods presented, adjusted to give effect to the acquisition. The total purchase price of A.O.S. has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based on valuation procedures performed to date. This allocation is subject to change pending a final analysis of the total purchase price paid, including direct costs of the acquisition, and the estimated fair value of the assets acquired and liabilities assumed. However, the Company does not believe the impact of these changes will be material.

    The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that management believes are reasonable. These adjustments give effect to events directly attributable to the transaction and do not reflect any restructuring or integration costs, or any potential cost savings or other synergies that management expects to realize as a result of the transaction. The accompanying unaudited pro forma consolidated financial information should be read in conjunction with the historical financial statements and the related notes thereto of VASCO, included in its Annual Report on Form 10-K, and the historical financial statements and the related notes thereto of A.O.S., included elsewhere in this Current Report on Form 8-K/A.

    The unaudited pro forma combined financial information is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated on the dates indicated, nor is it necessarily indicative of the future financial position and the results of operations of VASCO.

                     VASCO DATA SECURITY INTERNATIONAL, INC.
                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                             AS OF DECEMBER 31, 2004
                                 (IN THOUSANDS)

                                                      VASCO Data
                                                      Security                 AOS-         Pro Forma                  Pro Forma
                                                    International, Inc.    Hagenuk B.V.    Adjustments   Notes       Consolidated
                                                    -------------------    ------------    -----------   -----       ------------

ASSETS
Current assets:
     Cash                                             $  8,138                 $ 9418         (4,374)        1           $  4,705
     Restricted cash                                        82                     --                                          82
     Accounts receivable, net                            5,965                    187                                       6,152
     Inventories, net                                    1,346                     80                                       1,426
     Prepaid expenses                                      791                    204                                         995
     Deferred income taxes                                  23                     --                                          23
     Foreign sales tax receivable                          313                     --                                         313
     Other current assets                                  464                    619           (616)        1                467
                                                      --------                 ------                                    --------
            Total current assets                        17,122                  2,031                                      14,163
Property and equipment
     Furniture and fixtures                              1,683                     --                                       1,683
     Office equipment                                    2,008                    395           (395)        3              2,196
                                                                                                 188         3
                                                      --------                 ------                                    --------
                                                         3,691                    395                                       3,879
     Accumulated depreciation                           (2,853)                  (206)           206         3             (2,853)
                                                      --------                 ------                                    --------
            Net property and equipment                     838                    188                                       1,025

Intangible assets, net                                   1,134                    735           (735)        2              1,134
                                                                                                 367         2                367
Goodwill, net                                              250                     --          5,997         5              6,247
Note receivable and investment in SSI                      760                     --                                         760
Other assets                                               146                     --                                         146
                                                      --------                 ------                                    --------
TOTAL ASSETS                                          $ 20,250               $  2,955                                    $ 23,843
                                                      ========                 ======                                    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                 $  3,065                     45                                    $  3,110
     Deferred revenue                                      620                  1,933           (862)        4              1,691
     Accrued wages and payroll taxes                     1,602                     --                                       1,602
     Income taxes payable                                  435                     31                                         466
     Other accrued expenses                              1,345                    170            150         1              1,665
                                                      --------                 ------                                    --------
            Total current liabilities                    7,067                  2,178                                       8,533

Deferred warranty revenues                                 152                     --                                         152

Stockholders' equity :
     Series D Convertible Preferred Stock                1,504                     --                                       1,504
     Common stock                                           34                     25            (25)        6                 34

     Additional paid-in capital                         51,825                    682           (682)        6             53,953
                                                                                               2,128         1
     Retained earnings (accumulated deficit)           (40,672)                    71            (71)        6            (40,672)
     Accumulated other comprehensive income -
            cumulative translation adjustment              340                     --                                         340
                                                      --------                 ------                                    --------
Total stockholders' equity                              13,031                    777                                      15,158
                                                      --------                 ------                                    --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 20,250               $  2,955                                    $ 23,843
                                                      ========                 ======                                    ========

              See accompanying notes to the unaudited consolidated
                        pro forma financial statements.

                     VASCO DATA SECURITY INTERNATIONAL, INC.
            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                              VASCO Data
                                                               Security
                                                             International  AOS-Hagenuk   Pro Forma                Pro Forma
                                                                 Inc.           B.V.     Adjustments    Notes    Consolidated
                                                             ------------   -----------  -----------    -----    ------------
Net revenues                                                    $ 29,893     $  5,418     $   (862)       7        $ 34,449
Cost of goods sold                                                 9,184        3,194                                12,378
                                                                --------     --------     --------                 --------
Gross profit                                                      20,709        2,224         (862)                  22,071
                                                                --------     --------     --------                 --------

Operating costs:
              Sales and marketing                                  9,160        1,007                                10,167
              Research and development                             2,835          840                                 3,675
              General and administrative                           3,194          217          367        8           3,778
              Restructuring expenses                                 (32)           -                                   (32)
                                                                --------     --------     --------                 --------
                          Total operating costs                   15,157        2,063          367                   17,587
                                                                --------     --------     --------                 --------

Operating income from continuing operations                        5,552          160       (1,229)                   4,483

Interest income (expense), net                                       120           (2)         (87)       9              31
Other income (expense), net                                         (539)           -                                  (539)
                                                                --------     --------     --------                 --------

Income before income taxes                                         5,133          158       (1,316)                   3,975
Provision for income taxes                                         1,880           30          (30)      10           1,880
                                                                --------     --------     --------                 --------

              Net income from continuing operations                3,253          128       (1,286)                   2,095

Preferred stock accretion and dividends                             (232)           -                                  (232)
                                                                --------     --------     --------                 --------
Net income available to common shareholders                     $  3,021     $    128     $ (1,286)                $  1,863
                                                                ========     ========     ========                 ========

Basic net income per common share:                              $   0.09                                           $   0.06
                                                                ========                                           ========

Diluted net income per common share:                            $   0.09                                           $   0.06
                                                                ========                                           ========

Weighted average common shares outstanding:
              Basic                                               32,216                       263                   32,479
                                                                ========                  ========                 ========
              Dilutive                                            33,128                       263                   33,391
                                                                ========                  ========                 ========


         See accompanying notes to the unaudited consolidated pro forma financial statements.

                     VASCO DATA SECURITY INTERNATIONAL, INC.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1 ACQUISITION OF AOS-HAGENUK B.V.

    In accordance with the Purchase Agreement, on February 4, 2005, VASCO acquired all of the outstanding shares of AOS-Hagenuk B.V. ("AOS"). The aggregate purchase price was $7,268, consisting primarily of $4,374 cash, 263 shares of common stock valued at approximately $2,128, the assumed liability due to AOS of $616 and estimated direct costs of the acquisition of $150. As of April 20, 2005, $105 of the direct costs have been paid. The fair value of the common stock issued was determined based on the average market price of the Company's common stock over the period including five days before and after the terms of the Purchase Agreement was signed and closed.

    In accordance with the Statement of Financial Accounting Standards No. 141," Business Combinations", the Company allocated the consideration given to the assets acquired and the liabilities assumed based on their estimated fair values at date of acquisition. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed at December 31, 2004:

              Cash                                     $  941
              Accounts receivable, net                    187
              Inventory                                    80
              Prepaid expenses                            204
              Other current assets                        619
              Property and equipment, net                 188
              Intangible asset                            367
              Goodwill                                  5,997

                                                       ------
                     Total assets acquired              8,583
                                                       ------

              Accounts payable                             45
              Deferred revenue                          1,071
              Income taxes payable                         31
              Accrued expenses                            170

                                                       ------
                     Total liabiltites assumed          1,317
                                                       ------

                                                       ------
                     Net assets acquired               $7,266
                                                       ======

    The balance sheet of AOS was translated to US dollars using the historical EURO to US Dollar rate on December 31, 2004. The statement of operations of AOS was translated using the average historical EURO to US Dollar rate for the year 2004.

NOTE 2  - INTANGIBLE ASSETS

    An intangible asset of $367 related to customer purchase commitments was recorded at the date of acquisition at its estimated fair value. This intangible asset will be amortized as the goods are shipped and is expected to be fully amortized within a twelve-month period. The intangible asset recorded by AOS of $735 was estimated to have a fair value of $0 at the date of acquisition as its future realization was uncertain. The effect was to increase goodwill recorded.

                     VASCO DATA SECURITY INTERNATIONAL, INC.
       NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                 (IN THOUSANDS)


NOTE 3 - OFFICE EQUIPMENT

    The office equipment was recorded at its net book value at the date of acquisition which approximates the fair value of that equipment. Historical accumulated depreciation was eliminated.

NOTE 4 - DEFERRED REVENUE

    The deferred revenue assumed from AOS was recorded at its estimated fair value of $1,071 at the date of acquisition.

NOTE 5 - GOODWILL

    Goodwill represents the amount of consideration paid not specifically allocable to purchased assets or assumed liabilities.

NOTE 6 - EQUITY

    The historical value of AOS' common stock, retained earnings and additional paid-in capital were eliminated at the date of acquisition.

NOTE 7 - REVENUE

    Adjustment to record a reduction in revenue related to the difference between the deferred revenue liability recorded by AOS and the assumed deferred liability recorded by VASCO in the purchase.

NOTE 8 - AMORTIZATION OF INTANGIBLE ASSET

    Adjustment to record the amortization expense of the acquired intangible asset recorded in the purchase.

NOTE 9 - INTEREST INCOME

    Adjustment to reduce interest income of $87 as a result of the cash paid for the purchase of AOS.

NOTE 10 - INCOME TAXES

    Adjustment to eliminate the AOS tax provision as a result of the pro forma adjustments.

NOTE 11 - ADJUSTMENT TO THE VALUE OF THE PURCHASE

    Twelve (12) months after the Closing Date and five days prior to the expiration of the Escrow Agreement (the "Re-measurement Date") the value of the Consideration Shares, 263, will be subject to a re-measurement, providing the Seller has not paid Euro 1,250 into the escrow account against the release of the Consideration shares. The effect of this potential re-measurement will be to adjust goodwill and additional paid-in capital.

NOTE 12 - EARN OUT CONSIDERATION

    In addition to the base purchase price, a variable amount related to the gross profits collected on the sales of certain equipment will be paid to the Seller over a period of two years following the Closing. The Company will record any earn out payments as commission expense in the period earned.